Exhibit 99.1
WESTERN GAS PARTNERS, LP EXPANDS
EXECUTIVE TEAM
Don Sinclair Joins General Partner as President
     HOUSTON, October 1, 2009 —Western Gas Partners, LP (NYSE: WES) today announced that Donald R. Sinclair has joined the executive team of its general partner and has been named President. Robert G. Gwin, who previously served as the company’s President, has been named Chairman of the Board and will continue as Chief Executive Officer. In addition, Sinclair has joined the general partner’s board of directors and Al Walker, currently Chairman of the Board, will continue as a director.
     “There are few executives in the midstream business with Don’s experience and track record of success, and we are very pleased to have him join our executive team and our board,” said Gwin. “His leadership and breadth of experience will be a significant asset as his role expands over time and Western Gas continues to execute its growth strategy.”
     Sinclair most recently was a founding partner and served as President of Ceritas Energy, LLC, a midstream energy company headquartered in Houston with operations in Texas, Wyoming and Utah.
     Earlier in his career, Mr. Sinclair was President of Duke Energy Trading and Marketing LLC, one of the nation’s largest marketers of natural gas and wholesale electric power, and served as Chairman of the Energy Risk Committee for Duke Energy Corporation. Prior to joining Duke, Mr. Sinclair served as Senior Vice President of Tenneco Energy and as President of Tenneco Energy Resources. Previously, as one of the original principals and officers at Dynegy (formerly NGC Corporation), he served for eight years in various officer positions, including Senior Vice President and Chief Risk Officer, where he was in charge of all risk management activities and commercial operations.
     Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating, processing and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
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Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012